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                                                                   EXHIBIT 99.10

                                                                            NEWS
                                                                         RELEASE



FOR IMMEDIATE RELEASE

        NRG ENERGY REPORTS SECOND QUARTER EARNINGS OF 28 CENTS PER SHARE

MINNEAPOLIS - (JULY 18, 2000) --- NRG Energy, Inc. (NYSE: NRG) today reported its financial results for the quarter and six months ended June 30, 2000. These are the first quarterly results released by the Company since its initial public offering of common stock that closed on June 5, 2000.
         For the quarter ended June 30, 2000, net income was $43.6 million or 28 cents per share, versus $2.3 million or two cents per share on a share-adjusted basis for the quarter ended June 30, 1999. Revenue for the quarter ended June 30, 2000 was $522.0 million, versus $66.7 million in the same quarter in 1999.
         For the six months ending June 30, 2000, net income was $52.3 million or 35 cents per share, versus $1.4 million or one cent per share on a share-adjusted basis for the six months ended June 30, 1999. Revenue for the six months ended June 30, 2000 rose to $845 million from $113.2 million in the first six months of 1999.
          "We have established a strong base of business that will contribute to our earnings quarter-in and quarter-out and will have potential upside during periods of market volatility," said David H. Peterson, chairman, president and CEO of NRG. "We are comfortable that our earnings per share for the year will be in the 87 to 95 cents per share range, based on year-to-date results and consistent with analyst consensus estimates for the balance of the year."
         NRG's earnings benefited from increased generation capacity due to a number of newly acquired generation assets. Since June 30, 1999, NRG has increased its megawatt (MW) ownership interest in generating facilities in operation from 6,718 MW to 13,380 MW as of June 30, 2000. Additionally, 257 MW in projects were under construction at the end of the quarter. NRG's total assets as of June 30, 2000 were $5.5 billion, compared to $2.4 billion as of June 30, 1999.


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         In addition to more generating assets, earnings were affected favorably by a general increase in fuel prices - primarily for gas and oil - which contributed to higher market prices for electricity.
         Weather-related increases in demand for electricity, particularly in the northeastern and western United States, contributed to higher than anticipated earnings for the second quarter 2000. Market conditions and outages of non-NRG facilities in these regions magnified the favorable weather impacts.
         The company expects its most recent acquisitions - the Killingholme A facility in the United Kingdom and the Louisiana Generating assets in Louisiana
- to meet previously disclosed earnings estimates.
         "Our results support NRG's strategy of owning a well-balanced generation business that is diversified by geographic location, fuel type and dispatch level," added Peterson. "NRG has been able to respond quickly and effectively in times of peak energy demand, such as we experienced late in the quarter."
         During the second quarter 2000, NRG completed an initial public offering of 32,395,500 newly issued common shares at a price of $15 per share, resulting in gross proceeds to the Company of approximately $485 million. NRG common shares began trading on the New York Stock Exchange on May 31, 2000. NRG was formerly a wholly owned subsidiary of Northern States Power Company (NYSE:
NSP), which retains an 82 percent economic interest in NRG.
         NRG Energy (www.nrgenergy.com) is a leading global energy company primarily engaged in the acquisition, development, construction, ownership and operation of power generation facilities. NRG owns all or a portion of 57 power generation projects with a total generating capacity of more than 23,000 MW; its net ownership interest in these projects totals 13,637 MW. NRG Energy's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse derived fuel.
         Certain statements included in this news release are forward-looking statements. They discuss, among other things, expected earnings and future financial performance. Such forward-looking information involves risks, uncertainties and assumptions, including, among others, factors affecting power generation operations such as unusual weather conditions, unscheduled generator outages, unanticipated changes to fossil fuel supply costs or availability and environmental incidents, the availability or cost of capital such as changes in interest rates and perceptions of the power generation industry,


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employee workforce factors and volatility of energy prices in a deregulated market environment. These risks, uncertainties and assumptions could significantly affect actual results and, accordingly, such actual results may differ materially from the anticipated results expressed in any forward-looking statements. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.


                                    #  #  #


Contacts:  Meredith Moore
           Media Relations Manager
           NRG Energy, Inc.
           612.313.8729
           meredith.moore@nrgenergy.com

           Dan Dokken
           Executive Director, Investor Relations
           NRG Energy, Inc.
           612.373.5336
           dan.dokken@nrgenergy.com


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                                NRG ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                    UNAUDITED



                                                                      Three Months Ended        Six Months Ended
                                                                           June 30,                  June 30,
(Thousands of Dollars, except per share data)                          2000         1999         2000         1999
--------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Revenues from wholly-owned operations                           $ 473,836    $  60,034    $ 806,507    $  97,881
  Equity in operating earnings of unconsolidated affiliates          48,173        6,625       38,529       15,292
------------------------------------------------------------------------------------------  ------------------------
              Total operating revenues                              522,009       66,659      845,036      113,173
------------------------------------------------------------------------------------------  ------------------------

OPERATING COSTS AND EXPENSES
  Cost of wholly-owned operations                                   305,908       41,124      520,831       69,064
  Depreciation and amortization                                      30,865        6,291       50,852       11,025
  General, administrative, and development                           31,108       16,288       56,288       32,273
------------------------------------------------------------------------------------------  ------------------------
               Total operating costs and expenses                   367,881       63,703      627,971      112,362
------------------------------------------------------------------------------------------  ------------------------
OPERATING INCOME                                                    154,128        2,956      217,065          811
------------------------------------------------------------------------------------------  ------------------------
OTHER INCOME (EXPENSE)

      Minority interest in earnings of consolidated subsidiary       (2,283)        (691)      (4,081)      (1,155)
      Other income, net                                                  34        2,574        1,565        3,308
      Interest expense                                              (81,858)     (15,788)    (134,175)     (26,847)
------------------------------------------------------------------------------------------  ------------------------
                 Total other expense                                (84,107)     (13,905)    (136,691)     (24,694)
------------------------------------------------------------------------------------------  ------------------------
INCOME (LOSS) BEFORE INCOME TAXES                                    70,021      (10,949)      80,374      (23,883)
------------------------------------------------------------------------------------------  ------------------------
INCOME TAX EXPENSE (BENEFIT)                                         26,440      (13,290)      28,047      (25,284)
------------------------------------------------------------------------------------------  ------------------------
          NET INCOME                                              $  43,581    $   2,341    $  52,327    $   1,401
------------------------------------------------------------------------------------------  ------------------------

Weighted Average Shares Outstanding - Basic (000)'s                 155,529      147,605      151,567      147,605


Earnings per Share - Basic                                        $    0.28    $    0.02    $    0.35    $    0.01

